Exhibit 5.1

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063 goodwinlaw.com +1 650 752-3100

July 26, 2021
ThredUp Inc.
969 Broadway, Suite 200
Oakland, CA 94607
    Re:    Securities Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by ThredUp Inc., a Delaware corporation (the “Company”), of up to 7,388,024 shares (the “Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share, which include up to 2,000,000 shares of Class A Common Stock (the “Company Shares”) to be newly issued and sold by the Company and up to 5,388,024 shares of Class A Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”), including Shares purchasable by the underwriters upon their exercise of an option granted to the underwriters by the Selling Stockholders. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders named therein and such underwriters (the “Underwriting Agreement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP